FINAL

FOR FURTHER INFORMATION

OSI Systems Inc
12525 CHADRON AVE
HAWTHORNE CA 90250
(310) 349 2237
Contact: Jeremy Norton - Director of Investor Relations

                 OSI SYSTEMS ANNOUNCES SUCCESSFUL COMPLETION OF
                    SPACELABS HEALTHCARE IPO ON AIM IN LONDON

     o   OSI RETAINS OWNERSHIP OF APPROXIMATELY 80% OF SPACELABS HEALTHCARE;
     o   COMPANY RAISES APPROXIMATELY $29.7 MILLION BEFORE EXPENSES.

HAWTHORNE, Calif. -- (BUSINESS WIRE) -- October 25, 2005--OSI Systems, Inc.
(Nasdaq:OSIS) today announced that it had successfully completed the listing on
AIM in London of Spacelabs Healthcare Inc., a newly formed Delaware corporation composed of the Healthcare operations of OSI: Spacelabs Medical, Blease Medical,
Dolphin Medical and Osteometer MediTech. In conjunction with the listing approximately 20% of the shares in Spacelabs Healthcare were placed with institutional investors raising approximately $27 million net of expenses. The shares will begin trading October 31, 2005 under the ticker symbol `SLAB'.

Of the proceeds raised, Spacelabs Healthcare will repay approximately $22 million of its $57.3 million debt to OSI - leaving a balance owed to OSI of approximately $35 million. Prior to the commencement of trading, the market capitalization of Spacelabs Healthcare will be approximately $150 million plus the approximate $35 million in debt.

Deepak Chopra, CEO of Spacelabs Healthcare, stated, "We are delighted to have successfully completed the listing of Spacelabs Healthcare on AIM in London.
During a period of difficult market conditions we are pleased to have been able to attract a high quality institutional shareholder base. Since 1987, we have built a profitable global business with a portfolio of strong brand names and cutting edge technologies in the areas of patient monitoring, anesthesia and pulse oximetry. We look forward to the support of our shareholders as we pursue our future growth strategies utilizing the proceeds of the placing to accelerate the next phase of our strategic development."

For the past year the OSI has been exploring strategic alternatives for its
Security, Healthcare and Opto-electronic business groups. The company's
Healthcare Group, now known as Spacelabs Healthcare has grown from approximately
$11 million in annual revenues in fiscal 2003, to $195.7 million in fiscal 2005 primarily as a result of the acquisitions of Spacelabs and Blease.

As the above described placement of Spacelabs Healthcare shares was made in the
UK these shares have not been registered for offering in the United States.
Therefore, these shares cannot be resold to U.S. persons unless an exemption from such registration applies.

ABOUT SPACELABS HEALTHCARE, INC.

Spacelabs Healthcare, Inc. is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, pulse oximeters and sensors and bone densitometers selling to hospitals, clinics and physicians offices. Additionally, the company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded, analyzed, tabulated and interpreted.

The company has established brand names in both medical devices and medical services such as "Spacelabs", "Blease" and "Dolphin". The company employs approximately 1,050 personnel in its 14 offices in UK, Canada, France, Germany,
Finland, Singapore and the United States. The company conducts its manufacturing and R&D in India, the UK and the United States.

Spacelabs Healthcare is a subsidiary of OSI Systems Inc, a US-based,
Nasdaq-listed company.

ABOUT OSI SYSTEMS, INC.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems.
The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit
www.osi-systems.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding the listing of shares of common stock of
Spacelabs Healthcare, Inc. on the AIM in London. The actual results may differ materially from those described in or implied by any forward-looking statement.
Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.